Exhibit 99(a)(1)(B)

AMENDMENT TO COMPANY NOTICE

TO HOLDERS OF

2.00% SENIOR CONVERTIBLE NOTES DUE 2024

ISSUED BY

AUDIOCODES LTD.

CUSIP Numbers: 050732AB2 and 050732AA4

        AudioCodes Ltd. (the “Company”) hereby amends the Company Notice to Holders of 2.00% Senior Convertible Notes Due 2024 Issued By AudioCodes Ltd., dated October 8, 2009 (the “Company Notice”), as set forth herein. All capitalized terms not otherwise defined herein have the meanings given to them in the Company Notice. Except as amended hereby, all terms of the Company Notice and all other disclosures set forth in the Company Notice remain unchanged.

        All references to the expiration of the Put Option, which was originally scheduled to occur at 5:00 p.m., New York City time, on November 9, 2009, are hereby amended to extend the expiration time to 12:00 midnight, Eastern Time, on November 9, 2009. Until that time, if you have previously surrendered Notes through the DTC’s transmittal procedures to exercise the Put Option to have the Company purchase your Notes and receive payment of the Put Right Purchase Price, you may withdraw the surrender of your Notes in the manner described in the Company Notice.

The date of this Amendment to Company Notice is October 20, 2009.

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